EXHIBIT 99.1

SOURCE PETROLEUM SIGNS LETTER OF INTENT TO ACQUIRE FUEL-X INTERNATIONAL INC.

Calgary, Alberta – November 17, 2006 - Source Petroleum, Inc. (OTC: SOPO, “Source Petroleum”) is pleased to announce the company has executed a letter of intent with Fuel-x International Inc, to which Source Petroleum will, subject to certain conditions and regulatory approvals, acquire Fuel-x International.

Fuel-x International is a Calgary-based international oil and gas company which has successfully raised in excess of CAD $45 million to date. The proceeds raised were used in acquiring current production, development and exploration assets in Indonesia, S.E. Asia.

It is anticipated that certain management and board members of Fuel-x will play a key role in Source Petroleum upon closing of the proposed transaction.

Key Benefits:

The resulting company will have key management and board personnel with extensive oil and gas background which include Petrokhazikstan, Centurion Energy, Western Oil Sands, Provident Energy Trust, Petro China, to name a few, that bring decades of expertise domestically and internationally.

The combined Source/Fuel-x entity would also provide Source Petroleum with a portfolio of on-shore and off-shore oil and gas assets with current oil production of approximately 300 bbl/d, near-term development and a large world-class gas asset nearing commercialization. Combined with Source Petroleum's heavy oil asset in Northern Alberta and its Mackenzie NWT high-impact opportunity that are international in size and scope, Source Petroleum believes the acquisition will provide critical mass and tremendous growth potential both domestically and internationally for its shareholders.

The companies anticipate completion of a binding and definitive agreement in the near future, at which time further details and information will be provided.

For further information on Fuel-x please visit www.fuel-x.ca.

Source Petroleum Inc.
620, 304 8th Ave S.W.
Calgary, Alberta T2P-1C1
S. Charanek, 403-444-2893
IR Inquiries: 866-913-SOPO (7676) (Toll Free)
info@source-petroleum.com

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management's current expectations. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," "may" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the statement that Source Petroleum will, subject to certain conditions and regulatory approvals, acquire Fuel-x International, that the resulting company will have key management and board personnel with extensive oil and gas background, and that the combined Source/Fuel-x entity would also provide Source Petroleum with a portfolio of on-shore and off-shore oil and gas assets with current oil production of approximately 300 bbl/d.

These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially from what we expect, including the possibility that parties may not be able to agree to the terms of a definitive agreement for the acquisition of Fuel-x, the anticipated benefits from our combination cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, that we are not able to finance our intended acquisition of Fuel-x, that we may not be able to keep or attract qualified employees, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in the company's reports filed with the SEC. The company disclaims any responsibility to update these forward-looking statements.